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                                                                    EXHIBIT 23.1

                        Consent of Independent Auditors

We consent to the reference to our firm under the caption "Experts" in the Registration Statement on Form S-3 and related Prospectus of OMNOVA Solutions Inc. for the registration of $150,000,000 of the Company's debt securities, common shares, serial preferred stock, depositary shares and warrants and to the incorporation by reference therein of our report dated January 22, 2004 with respect to the consolidated financial statements of OMNOVA Solutions Inc. included in its Annual Report on Form 10-K for the year ended November 30, 2003, filed with the Securities and Exchange Commission.

/s/ Ernst & Young

Akron, Ohio
January 30, 2004